UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2015

Cartesian, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34006 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(Address of principal executive office)(Zip Code)

(913) 345-9315
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This report amends the Current Report on Form 8-K of Cartesian, Inc. (the "Company") dated June 3, 2015 and filed with the Securities and Exchange Commission on June 9, 2015 (the "Original Filing"), in order to disclose the compensation and employment arrangements negotiated by the Company with Peter H. Woodward, the Company's Chief Executive Officer ("CEO"), President and interim Chief Financial Officer ("CFO").  At the time of the Original Filing, such compensation and employment arrangements had not been negotiated by the parties or approved by the Company.  Except as described in this Explanatory Note, no other information in the Original Filing is modified or amended hereby.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation and Employment Arrangements with Peter H. Woodward

As previously announced by the Company and disclosed in the Original Filing, Mr. Woodward has been appointed CEO, President and interim CFO (principal financial officer and principal accounting officer) of the Company effective June 3, 2015.  The Company stated in the Original Filing that the compensation and employment arrangements with Mr. Woodward were being negotiated.

Employment Agreement.  On June 16, 2015, the Company entered into an employment agreement with Mr. Woodward, effective June 3, 2015 (the "Employment Agreement"), pursuant to which Mr. Woodward will serve as CEO and President of the Company.  The Employment Agreement has a one-year term and is terminable by either party for any reason upon thirty (30) days' written notice. The Employment Agreement also terminates upon Mr. Woodward's death or disability.  If not earlier terminated, the Employment Agreement will renew automatically for successive one-year renewal terms unless either party gives the other party sixty (60) days advance notice of such party's intent not to renew.

Pursuant to the Employment Agreement, Mr. Woodward (i) will receive an annual base salary of $200,000 per year, (ii) will be eligible to receive an annual bonus in accordance with terms of incentive compensation plans to be adopted by the Company in its sole and exclusive discretion and (iii) will be eligible to participate in any health, disability and group life insurance plans or other perquisites and fringe benefits that the Company extends generally to employees of the Company at the executive officer level.

During the term of the Employment Agreement and thereafter, Mr. Woodward has agreed to protect and maintain the confidentiality of the Company's confidential information and trade secrets and to assign to the Company any works relating to his service to the Company.  Additionally, Mr. Woodward has agreed that, during the term of employment and for a six-month period thereafter, he will not (i) compete with the Company, (ii) solicit employees or independent contractors of the Company to terminate their relationship with the Company or (iii) solicit or do business with any customers or clients of the Company who were customers or clients during the twelve-month period prior to the termination of his employment or prospective customers or clients of the Company during the six-month period prior to the termination of his employment.

Stock Option Agreement. In connection with the Employment Agreement, Mr. Woodward received a non-qualified stock option award ("Option") under the Cartesian, Inc. Equity Incentive Plan for 200,000 shares of the Company's common stock having an exercise price of $3.34 per share. The Company and Mr. Woodward entered into a Stock Option Agreement dated June 16, 2015 (the "Stock Option Agreement") with respect to the Option. The Option expires on June 16, 2025. The Option will vest only if the price of the Company's common stock reaches certain price targets, as follows:

●
the Option will vest with respect to 75,000 shares if at any time the closing market price of the Company's common stock on each day during a thirty (30) consecutive trading day period equals or exceeds $4.00 per share;

●
the Option will vest with respect to an additional 75,000 shares if at any time the closing market price of the Company's common stock on each day during a thirty (30) consecutive trading day period equals or exceeds $5.00 per share; and

●
the Option will vest with respect to an additional 50,000 shares if at any time the closing market price of the Company's common stock on each day during a thirty (30) consecutive trading day period equals or exceeds $6.00 per share.

If Mr. Woodward ceases to be an employee for any reason other than having been terminated by the Company for cause (in which case the Option will expire on the termination date), Mr. Woodward may exercise that portion of the Option that was vested as of the termination date until the earlier of (i) the expiration date of the Option and (ii) five years after the termination date.

The foregoing summaries of the Employment Agreement and the Stock Option Agreement are not complete and are qualified in their entirety by reference to the terms and provisions of the Employment Agreement and the terms and provisions of the Stock Option Agreement and the Cartesian, Inc. Equity Incentive Plan. Copies of the Employment Agreement and the form of Stock Option Agreement are filed as Exhibits 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The Cartesian, Inc. Equity Incentive Plan has been filed as Exhibit 10.1 to a separate Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on the date hereof and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.3	Employment Agreement, dated as of June 3, 2015, by and between Cartesian, Inc. and Peter Woodward
10.4	Form of Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN, INC.

By:	/s/ Thurston K. Cromwell
Thurston K. Cromwell General Counsel and Secretary

Date: June 17, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.3	Employment Agreement, dated as of June 3, 2015, by and between Cartesian, Inc. and Peter Woodward
10.4	Form of Stock Option Agreement